THOMPSON PLUMB FUNDS, INC.

AMENDMENT TO THE DISTRIBUTION AGREEMENT

THIS AMENDMENT dated as of the 30th day of July, 2012, to the Distribution Agreement, dated as of the 26th day of January, 2006, as amended March 21, 2007, January 24, 2008, July 31, 2008, July 30, 2009 and August 12, 2010 (the "Distribution Agreement"), is entered into by and among Thompson Plumb Funds, Inc. Inc., a Delaware corporation (the "Corporation"), Quasar Distributors, LLC, a Delaware limited liability company ("Distributor") and Thompson Investment Management, Inc., the investment advisor to the Corporation (the “Advisor”) is a party hereto with respect to Sections 5, 11 (B) and Exhibit B only.

RECITALS

WHEREAS, the parties have entered into a Distribution Agreement; and

WHEREAS, the Corporation, the Advisor and the Distributor desire to amend the fees and Section 17 of the Distribution Agreement; and

WHEREAS, Section 11 (B) of the Distribution Agreement allows for its amendment by a written instrument executed by the parties.

NOW, THEREFORE, the parties agree as follows:

Effective September 1, 2012, Amended Exhibit B of the Distribution Agreement will be replaced in its entirety by Amended Exhibit B.

Section 17: Notices, is hereby superseded and replaced with the following:

17.	Notices

Any notice required or permitted to be given by any party to the others shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other parties’ respective addresses as set forth below:

Notice to the Distributor shall be sent to:

Quasar Distributors, LLC

Attn: President

615 East Michigan Street

Milwaukee, Wisconsin 53202

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notice to the Corporation shall be sent to:

Thompson Plumb Funds, Inc.

Attn: Fund Accounting and Administration

918 Deming Way, 3rd Floor

Madison, WI 53717

and notice to the Advisor shall be sent to:

Thompson Investment Management, LLC

Attn: Penny Hubbard

918 Deming Way, 3rd Floor

Madison, WI 53717

Except to the extent amended hereby, the Distribution Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

thompson plumb funds, inc.	quasar distributors, LLC

By: /s/ John W. Thompson	By: /s/ James R. Schoenike

Name: John W. Thompson	Name: James R. Schoenike

Title: President & CEO	Title: President

thompson investment management, inc.

By: /s/ John W. Thompson

Name: John W. Thompson

Title: President

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Amended Exhibit B to the Distribution Agreement – Thompson Plumb Funds, Inc.

 Thompson Plumb Funds

Fees from 9/1/2012 through 9/1/2015

Quasar Distributors

REGULATORY DISTRIBUTION SERVICES

Basic Distribution Services*

•	Minimum annual fee – $35,000, payable monthly in arrears
•	Market Value Fee at the annual rate listed below on average daily net assets, payable monthly in arrears

1basis point on assets from $250 million to $500 million

0.5 basis point on the next $500 million

0.25 basis points on balance

•	CCO support services- $1,200 per year

Default sales loads and distributor concession, if applicable, are paid to Quasar.

Advertising Compliance Review

•	FINRA Filings
•	$200 per job for the first 10 pages (minutes if tape or video); $20 per page (minute if tape or video) thereafter (includes FINRA filing fee).
•	Non-FINRA filed materials, e.g. Institutional Use Only, Quasar Review Only, Correspondence, etc.
•	$100 per job for the first 10 pages (minutes if tape or video); $10 per page (minutes if tape or video) thereafter.
•	FINRA Expedited Service for 3 Day Turnaround
•	$1,000 for the first 10 pages (minutes if audio or video); $25 per page (minute if audio or video) thereafter. (FINRA may not accept expedited requests.)
•	Quasar Expedited Review Service for 24 Hour Turnaround – Does not include FINRA filing fee, if applicable.
•	$500 for the first 10 pages (minutes if audio or video); $25 per page (minute if audio or video) thereafter.

Fund Fact Sheets

•	Design- $1,000 per fact sheet, includes first production
•	Production- $500 per fact sheet per production period
•	All printing costs are out of pocket expenses, and in addition to the deign fee and production fee
•	Web sites, third party data provider costs, brochures, and other sales support materials – Project priced via Quasar proposal

FINRA Licensing of Investment Advisor’s Staff (if desired) as broker-dealer representatives

•	$2,800 per year per registered representative
•	Quasar is limited to these licenses for sponsorship: Series, 6, 7, 24, 26, 27, 63, 66
•	Plus all associated FINRA and State fees for registered representatives, including license and renewal fees.

FINRA Branch Office Expense (if applicable)

$3,000 annual branch office fee, if required by FINRA regulation.

Out-of-Pocket Expenses (if applicable)*

Reasonable out-of-pocket expenses incurred by the Distributor in connection with activities primarily intended to result in the sale of Shares, including, without limitation:

•	Typesetting, printing and distribution of Prospectuses and shareholder reports
•	Production, printing, distribution and placement of advertising and sales literature and materials
•	Engagement of designers, free-lance writers and public relations firms
•	Long-distance telephone lines, services and charges
•	Postage
•	Overnight delivery charges
•	FINRA registration and filing fees [To include late U5 charge (if applicable)]

(FINRA advertising filing fees are included in Advertising Compliance Review section above)

•	Record Retention
•	Travel, lodging and meals

Fees are billed monthly.	*Subject to CPI Increase, Milwaukee MSA

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